Exhibit 10.2

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Execution Version

EXCLUSIVE LICENSE AGREEMENT
between
EAGLE PHARMACEUTICALS, INC.
and
CEPHALON, INC.
dated February 13, 2015

ACTIVE/80996174.11

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

EXCLUSIVE LICENSE AGREEMENT
This Exclusive License Agreement (this “Agreement”) is entered into as of February 13, 2015 (the “Effective Date”) by and between Eagle Pharmaceuticals, Inc., a Delaware corporation (“Eagle”) and Cephalon, Inc., a Delaware corporation (“Cephalon”). Eagle and Cephalon are sometimes referred to herein, individually, as a “Party” or, collectively, as “Parties.”
WHEREAS, Eagle is a specialty pharmaceutical company focused on developing and commercializing proprietary innovations to FDA-approved, injectable products but with no sales force or distribution network of the size needed to distribute an oncology drug;
WHEREAS, Eagle generates revenues by licensing its innovative drugs to companies with access to a distribution network;
WHEREAS, Cephalon is a global biopharmaceutical company that conducts research, development, manufacturing and commercialization of branded pharmaceutical products;
WHEREAS, Eagle is developing EP-3102;
WHEREAS, Cephalon desires to obtain certain licenses from Eagle to Develop, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory;
WHEREAS, simultaneously with the execution of this Agreement, the Parties are entering into the Settlement Agreement, pursuant to which (a) Cephalon and Eagle will fully and finally settle the patent infringement action between them in the United States District Court for the District of Delaware (Case No.: 14-1042-GMS) regarding infringement of Cephalon’s US Patent No. 8,791,270 (the “’270 Patent”) arising from Eagle’s filing of the EP-3101 NDA seeking approval from the FDA to market the Eagle RTD Product; (b) Cephalon will grant Eagle a non-exclusive, royalty-bearing license to market the Eagle RTD Product in the United States prior to the expiration of the ’270 Patent; and (c) [ * ]; and
WHEREAS, this Agreement and the Settlement Agreement will (a) consent to the FDA’s Regulatory Approval of EP-3102 during Cephalon’s orphan drug exclusivity periods applicable to the Treanda Product that would otherwise block Eagle from bringing EP-3102 to market following the Reversion Date; (b) enable Eagle to use Cephalon’s established distribution network to enable patients to access EP-3102 far more quickly than Eagle could on its own; (c) remove the threat that Cephalon can use a claim of patent infringement to block EP-3102 from the market; (d) better enable Eagle to obtain Regulatory Approval for EP-3102; and (e) for the foregoing reasons, deliver the consumer benefits of EP-3102 to the market on an expedited time table;
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
Section 1.Definitions.
1.1    “505(b)(2) NDA” means a new drug application submitted to the FDA under 21 U.S.C. § 355(b)(2) (or any replacement thereof).
1.2    “Acquisition Transaction” means a license, merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

a Person, or of all or substantially all of the assets of a Person or any operating or business division of a Person relating to an Alternative Product), reorganization, consolidation, combination or similar transaction by or with Eagle or any of its Affiliates that is not a Change of Control of Eagle or any of its Affiliates.
1.3    “Affiliate” of a Person means any other Person which (directly or indirectly) is controlled by, controls or is under common control with such Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors, (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interest, of the equity interests with the power to direct the management and policies of such Person, provided that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
1.4     “ANDA” means an Abbreviated New Drug Application pursuant to 21 U.S.C. § 355(j) and 21 C.F.R. § 314.3.
1.5    “AP-rated” means the product in question is an injectable product that the FDA has assigned an “AP” rating signifying that the FDA has classified the product as “therapeutically equivalent” to a particular reference listed product.
1.6    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.7    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.8    “Change of Control” means, with respect to a Party, (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving a Party as a result of which the stockholders of such Party immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then-outstanding securities of a Party or all or substantially all of a Party’s assets, either directly or through one or more subsidiaries), (b) the adoption of a plan relating to the liquidation or dissolution of a Party, other than in connection with a corporate reorganization (without limitation of clause (a), above); (c) the sale or disposition to a Third Party of all or substantially all the assets of a Party (determined on a consolidated basis); or (d) the sale or disposition to a Third Party of assets or businesses that constitute fifty percent (50%) or more of the total revenue or assets of a Party (determined on a consolidated basis).
1.9    “Clinical Studies” means any study in which human subjects are dosed with a drug, whether approved or investigational, including any Phase 1, 2 or 3 clinical study, or any Post-Approval Clinical Studies.
1.10    “CLL” means chronic lymphocytic leukemia.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.11    “CMS” means the Centers for Medicare & Medicaid Services, or any successor entity thereto.
1.12    “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than Licensed Compound.
1.13    “Commercially Reasonable Efforts” means with respect to a Party’s obligations that relate to a Licensed Compound or Licensed Product, the use of reasonable, diligent efforts and resources (including use and expenditure of resources) as normally used [ * ] which product is at a similar stage of development and with similar commercial potential, taking into account all relevant factors, including safety and efficacy, product profile, the proprietary position, the then-current competitive environment and the likely timing of market entry, the regulatory environment and status, and other relevant scientific, technical and commercial factors.
1.14    “Commercialization” or “Commercialize” means activities directed to obtaining pricing and reimbursement approvals (other than with respect to the J-Code for the first Licensed Product), marketing, promoting, distributing, importing, exporting, offering for sale or selling any pharmaceutical product, including any Licensed Product. For the avoidance of doubt, Commercialization excludes any Clinical Studies, but shall include development and implementation of a REMS.
1.15    “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated September 24, 2014, by and between the Parties.
1.16    “Control” with respect to any Patent Right, Know-How or other intellectual property right means possession (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) of the legal authority or right of a Party hereto (or any of its Affiliates) to grant a license, sublicense or other access to such intellectual property as provided herein, [ * ]. For clarity, all Patent Rights, Know-How or other intellectual property rights licensed or sublicensed to Eagle or its Affiliates pursuant to the In-License Agreements are “Controlled” by Eagle. Notwithstanding the foregoing, [ * ].
1.17    “Detail” means a face-to-face (a) discussion with a physician and/or healthcare provider who is licensed to prescribe drugs for use in the Field or is otherwise in a position to directly influence or recommend the prescription or purchase of any Licensed Product for use in the Field or (b) discussion with a group of physicians and/or healthcare providers, in each case during which a professional sales representative of Cephalon or its Affiliates makes a presentation of certain of any Licensed Product’s attributes, such as describing the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of any Licensed Product, consistent with Law and in accordance with the procedures and policies customarily employed by Cephalon’s and its Affiliates’ sales force responsible for performing such activities for its other pharmaceutical products in the Field and in the Territory, in each case, where such Licensed Product is presented before any other bendamustine product in the Field or where the predominant portion of time is devoted to the presentation of such Licensed Product.
1.18    “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, manufacturing process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

development, statistical analysis, Clinical Studies (but not development and implementation of a REMS), regulatory affairs, and activities directed to obtaining Regulatory Approvals (including activities directed to obtaining pricing and reimbursement approvals).
1.19    “Divest” or “Divestiture” means the divestiture of an Alternative Product through (a) an outright sale or assignment of all or substantially all rights in such Alternative Product to a Third Party or (b) an exclusive (even with respect to Eagle and its Affiliates) out-license of all rights and obligations, including all research, Development, Manufacture and Commercialization rights and obligations, with respect to such Alternative Product in the Field with no further material role, influence or authority of Eagle or any of its Affiliates with respect to such Alternative Product in the Field.
1.20    “Eagle IP” means all Eagle Know-How and Eagle Patent Rights.
1.21    “Eagle Know-How” means all Know-How, existing as of the Effective Date or arising during the Term, Controlled by Eagle or any of its Affiliates, that is necessary to Manufacture or Commercialize any Licensed Compounds or Licensed Products. Notwithstanding the foregoing, Eagle Know-How shall not include [ * ].
1.22    “Eagle Patent Rights” means (a) the issued patents and patent applications listed in Schedule 1.22, plus (i) all divisionals, continuations, continuations-in-part thereof or any other patent rights claiming priority directly or indirectly to any of the issued patents or patent applications identified on Schedule 1.22, and (ii) all patents issuing on any of the foregoing, together with all Patent Rights relating thereto, and (b) any other Patent Rights, existing as of the Effective Date or arising during the Term in the Territory, Controlled by Eagle or any of its Affiliates, that are necessary to Manufacture or Commercialize any Licensed Compounds or Licensed Products in the Territory. Notwithstanding the foregoing, Eagle Patent Rights shall not include [ * ].
1.23    “Eagle RTD Product” means [ * ] bendamustine hydrochloride product in a multi-use vial that is tentatively or otherwise approved by the FDA under the EP-3101 NDA. [ * ].
1.24     “EP-3101 NDA” means the 505(b)(2) NDA No. [ * ] as tentatively or otherwise approved by the FDA as of the Effective Date for the treatment of NHL [ * ] that adds an indication for the treatment of patients with CLL using Long Infusion), [ * ].
1.25    “EP-3102” means Eagle’s bendamustine product [ * ] approved under the EP-3102 NDA[ * ].
1.26    “EP-3102 NDA” means the 505(b)(2) NDA to be filed with the FDA immediately following the Effective Date seeking approval to market EP-3102 in the United States, and any amendments thereto or supplements thereof, but excluding [ * ].
1.27    “Exclusivity Period” means the period commencing on the Launch Date and ending upon [ * ].
1.28    “FDA” means the United States Food and Drug Administration, or any successor entity thereto.
1.29    “Field” means [ * ].
1.30    “First Commercial Sale” means the first sale in the Territory to a Third Party of a Licensed Product by or under the authority of Cephalon or its Affiliate or sublicensee after receipt of

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

the applicable Marketing Approval. Notwithstanding the foregoing, sales for Clinical Studies purposes or compassionate or similar use will not be considered to constitute a First Commercial Sale.
1.31    “Generic Equivalent” means [ * ].
1.32    “Generic Rapid Product” means [ * ].
1.33     “Good Laboratory Practices” or “GLP” shall mean the then current Good Laboratory Practices as such term is defined from time to time by the FDA at 21 C.F.R. part 58 (or any replacement thereto) or other relevant Governmental Authority having jurisdiction over the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product in the Territory pursuant to its regulations, guidelines or otherwise.
1.34     “Good Manufacturing Practices” or “GMP” means the then current Good Manufacturing Practices as such term is defined from time to time by the FDA at 21 C.F.R. parts 210 and 211 (or any replacements thereto) or other relevant Governmental Authority having jurisdiction over the Development, Manufacture or Commercialization of any Licensed Compound or Licensed Product in the Territory pursuant to its regulations, guidelines or otherwise.
1.35    “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
1.36    “In-License Agreements” means [ * ].
1.37    “J-Code” means a Healthcare Common Procedure Coding System (HCPCS) Level II alpha-numeric code issued by CMS to identify and describe a drug product.
1.38    “Know-How” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data and regulatory approvals, data (including from Clinical Studies), filings and correspondence (including Regulatory Filings and DMFs), including biological, chemical, pharmacological, toxicological, pre-clinical, clinical and assay data, manufacturing processes and data, specifications, sourcing information, assays, and quality control and testing procedures, whether or not patented or patentable.
1.39    “Launch Date” means the date of launch of EP-3102 by Cephalon or its Affiliates or sublicensees in the Field [ * ].
1.40    “Law” means any federal, state, provincial, local, international or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority or Regulatory Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
1.41    “Licensed Compounds” means (a) EP-3102, and (b) any existing or future improved or modified versions of such compound discovered, conceived, created or otherwise Controlled by Eagle or any of its Affiliates. For the avoidance of doubt, Licensed Compound shall not include [ * ].

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.42    “Licensed Products” means any pharmaceutical product containing any Licensed Compound (alone or with other active ingredients), in all presentations, dosage forms, forms of administration, formulations, dosing regimen, preparations and strengths. For clarification, a Licensed Product will include any Combination Product. [ * ] For the avoidance of doubt, [ * ].
1.43    “Long Infusion” [ * ].
1.44    “MAC” means Medicare administrative contractor.
1.45    “Manufacture” or “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of any Licensed Compound or Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.
1.46    “Marketing Approval” means with respect to any Licensed Compound or Licensed Product in any regulatory jurisdiction in the Territory, approval from the applicable Regulatory Authority sufficient for the promotion and sale of such Licensed Compound or Licensed Product in such jurisdiction in accordance with applicable Laws.
1.47    “NDA” means a New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Approval in the U.S., including without limitation, an application filed under a 505(b)(2) NDA, or any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory.
1.48    “Net Sales” means, with respect to a Licensed Product sold by Cephalon, its Affiliates or sublicensees in the Territory, the aggregate gross sales for such Licensed Product by Cephalon and its Affiliates and sublicensees on an arms-length basis from Third Parties in the Territory, less the following deductions, all determined in accordance with Cephalon’s standard practices for other pharmaceutical products, consistently applied, as reflected in Cephalon’s financial statements and measured in United States Dollars:
a.    [ * ] percent ([ * ]%) of gross sales in the Territory to cover cash discounts given by Cephalon (and its Affiliates);
b.    reasonable estimates for any adjustments on account of price adjustments, billing adjustments, shelf stock adjustments, promotional payments, or other similar allowances affecting the Licensed Product;
c.    reasonable estimates for chargebacks, rebates, administrative fee arrangements, reimbursements, and similar payments to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers;
d.    reasonable estimates for amounts due to Third Parties on account of rebate payments, including Medicaid rebates, or other price reductions provided, based on sales by Cephalon and its Affiliates to any Governmental Authorities or Regulatory Authorities in respect of state or federal Medicare, Medicaid or similar programs;

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

e.    [ * ];
f.    reasonable estimates for allowances and credits to Third Parties on account of rejected, damaged, returned or recalled Licensed Product;
g.    any costs incurred in connection with, or arising out of, compliance with the Prescription Drug User Fee Act; and
h.    other specifically identifiable amounts that have been credited against or deducted from gross sales of such Licensed Product and which are substantially similar to those credits and deductions listed above.
Sales and other transfer of Licensed Product between any of Cephalon, its Affiliates and sublicensees will not give rise to Net Sales, but rather the subsequent sale of Licensed Product to Third Parties. Net Sales for any Combination Product will be calculated on a country-by-country basis by [ * ].
1.49    “NHL” means indolent B-cell non-Hodgkin lymphoma.
1.50    [ * ] and Eagle, dated October 21, 2014.
1.51    [ * ]
1.52    “Patent Rights” means all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.
1.53    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, beneficiary or trustee of any trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.
1.54    “Post-Approval Clinical Study” means any clinical study in humans with respect to any Licensed Product that is within or in support of, or intended to expand, the Product Labeling for any Licensed Product.
1.55    “Primary Indications” means (a) treatment of patients with NHL that has progressed during or within six (6) months of treatment with rituximab or a rituximab-containing regimen, and (b) treatment of patients with CLL.
1.56    “Product Labeling” shall mean, with respect to a country, (a) the full prescribing information for any Licensed Product approved by the relevant Regulatory Authority for such country, including any required patient information, and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert utilized with or for any Licensed Product.
1.57     “Promotional Materials” shall mean all sales representative training materials with respect to any Licensed Product and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

monographs, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party, its Affiliates or, with respect to Cephalon, its Affiliates or sublicensees, or, with respect to Eagle, its Affiliates and (sub)licensees, in connection with any promotion of any Licensed Product (but excluding Product Labeling).
1.58    “Rapid AG Product” means an authorized generic version of a Licensed Product, whether branded or unbranded, that is manufactured or sold under the EP-3102 NDA.
1.59    “Regulatory Approval” means the grant of a Marketing Approval, and any pricing approval, reimbursement approval, or any other approval required to market, sell and have reimbursement for a Licensed Product in any country or other regulatory jurisdiction.
1.60    “Regulatory Authority” means the FDA, Health Canada, and any other analogous Governmental Authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the Development, Manufacture or Commercialization of any pharmaceutical product (including any Licensed Compound or Licensed Product) in the Territory.
1.61    “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any compound or product (including any Licensed Compound or Licensed Product), or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including the EP-3102 NDA, and all correspondence with any Regulatory Authority with respect to such compound or product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
1.62    “REMS” means a risk evaluation and mitigation strategy required by the FDA pursuant to 21 U.S.C. § 355-1.
1.63    “Reversion Date” means the earliest of the following (a) the date upon which Cephalon receives [ * ] from Eagle pursuant [ * ] (b) the effective date of termination of this Agreement in its entirety by Cephalon [ * ] or (c) the effective date of termination of this Agreement in its entirety by Eagle pursuant [ * ]
1.64    [ * ].
1.65    “Royalty Term” means, on a country-by-country basis for a Licensed Product, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the tenth (10th) anniversary thereof.
1.66    “Segregate” means, with respect to an Alternative Product, to use Commercially Reasonable Efforts to segregate the Development, Manufacture and Commercialization activities relating to such Alternative Product in the Field from Development, Manufacture and Commercialization activities with respect to any Licensed Compounds and Licensed Products under this Agreement, including using Commercially Reasonable Efforts to ensure that: (a) no personnel involved in performing the Development, Manufacture or Commercialization of such Alternative Product in the Field have access to non-public plans or information relating to the Development, Manufacture or Commercialization of any Licensed Compounds or Licensed Products or any other Confidential Information of Cephalon or its Affiliates; (b) no personnel involved in performing the Development, Manufacture or Commercialization of any Licensed Compounds or Licensed Products in the Field have

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

access to non-public plans or information relating to the Development, Manufacture or Commercialization of such Alternative Product in the Field; provided, that, in either case of (a) or (b), management personnel may review and evaluate plans and information regarding the Development, Manufacture and Commercialization of such Alternative Product solely in connection with portfolio decision-making among product opportunities; and (c) no Eagle IP, Licensed Compound nor Licensed Product is practiced or used in the Development, Manufacture or Commercialization of the Alternative Product in the Field.
1.67    “Senior Executives” means (a) for Eagle, [ * ]; and (b) for Cephalon, [ * ]. In the event that the position of any of the Senior Executives identified in this Section 1.67 no longer exists due to a Change of Control, corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Senior Executive will be replaced with another senior executive with responsibilities and seniority comparable to the eliminated Senior Executive.
1.68    “Settlement Agreement” means that certain Settlement and License Agreement to be entered into by the Parties on the Effective Date in the form attached hereto as Schedule 1.68.
1.69    “Short Infusion” [ * ].
1.70    “Territory” means the United States and Canada.
1.71    “Third Party” means any Person other than a Party, or an Affiliate of a Party.
1.72    “Treanda AG Product” means a generic version of one or more of the Treanda Products that is manufactured or sold under one or more of the Treanda NDAs without a trademark or under a trademark other than Treanda® or a successor trademark thereto.
1.73    “Treanda NDAs” means NDA No. 22249 and NDA No. 22303.
1.74    “Treanda Products” means the bendamustine products that are the subject the Treanda NDAs.
1.75    “United States” or “U.S.” means the United States of America, its possessions, protectorates, territories and Puerto Rico.
1.76    [ * ]
The following additional defined terms have the meanings set forth in the section indicated:

Defined Term	Section
ʼ270 Patent	Recitals
[ * ]	[ * ]
Additional Studies Clinical Data	15.8.6.6
Agreement	Introduction
Alliance Manager	2.3
Alternative Product	8.3.1
API	6.1
Blocking IP	9.3.3.2
Breaching Party	15.2
Cephalon	Introduction

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Cephalon Indemnitees	14.1
Cephalon ROFN Notice	8.2
Claims	14.1
[ * ]	[ * ]
Confidential Information	11.1
CPA Firm	9.3.4.1
CREATE Act	10.2
Default Notice	15.2
Eagle	Introduction
Eagle Indemnitees	14.1
Effective Date	Introduction
Federal Court	16.11.2
Final Court Decision	15.5.2
Force Majeure	16.8
Hatch-Waxman Time Period	10.4.2
[ * ]	[ * ]
Indemnified Party	14.2
Indemnifying Party	14.2
JSC	2.1.1
Losses	14.1
Manufacturing and Supply Agreement	6.1
Milestone Event	9.2
Milestone Payment(s)	9.2
Net Sales Royalty	9.3.1
Net Sales Statement	9.3.1
Non-Breaching Party	15.2
Orange Book	10.6.2
Other Product Assets	8.2
Other Product Negotiation Period	8.2
Other Product Notice	8.2
Other Product Triggering Event	8.2
Parties	Introduction
Party	Introduction
Pharmacovigilance Agreement	4.2
Publishing Party	11.4
Reviewing Party	11.4
ROFN Country	8.1
SEC	11.2
State Court	16.11.2
Subcommittee	2.2
Term	15.1.1
Third Party Payments	9.3.3.2
USPTO	15.5.2

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Section 2.    Governance and Oversight.
2.1    Joint Steering Committee.
2.1.1    Formation; Purposes and Principles. Within twenty (20) business days after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to provide high-level oversight and decision-making regarding the activities of the Parties under this Agreement as set forth in this Section 2.1. The JSC will have the responsibilities set forth herein and will not be involved in day-to-day implementation of activities under this Agreement. In conducting its activities, the JSC will operate and make its decisions consistent with the terms of this Agreement.
2.1.2    Membership. The JSC will be composed of an equal number of representatives appointed by each of Eagle and Cephalon. The JSC will each be initially comprised of three (3) representatives of each Party. The JSC may from time to time change the size of the JSC. Each Party may replace JSC representatives at any time upon written notice to the other Party. The JSC will be co-chaired by one designated representative of each Party. The co-chairpersons of the JSC will not have any greater authority than any other representative on the JSC. The Alliance Manager of Cephalon will be responsible for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting, provided that the Alliance Manager will include any agenda items proposed by either Party on such agenda, (c) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement, and (d) preparing and issuing minutes of each meeting that each Party has approved within fifteen (15) business days thereafter. Each Party will be responsible for all costs and expenses incurred by it in participating in the JSC.
2.1.3    Responsibilities. The JSC shall have the following responsibilities:
2.1.3.1    oversee the Parties’ performance of their respective obligations under this Agreement;
2.1.3.2    review and discuss each Commercialization Plan for EP-3102 and any amendments thereto;
2.1.3.3    review and discuss [ * ];
2.1.3.4    review and discuss the status of Regulatory Approvals and [ * ];
2.1.3.5    [ * ];
2.1.3.6    [ * ];
2.1.3.7    establish Subcommittees in accordance with Section 2.2; and
2.1.3.8    consider and act upon such other matters as specified in the Agreement.
2.1.4    Decision-Making.
2.1.4.1    The JSC will operate by consensus, and all decisions will be made by unanimous consent. With respect to decisions of the JSC, the representatives of each Party will have collectively one (1) vote on behalf of such Party.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.1.4.2    Should the members of the JSC maintain for more than [ * ] a disagreement with respect to a matter arising within the JSC, such matter will be resolved pursuant to Section 16.11.1 by referral directly to a senior executive of each Party designated by such Party’s Senior Executive (but not Section 16.11.2). If such matter is not resolved pursuant to the dispute resolution process set forth in Section 16.11.1, then (a) in the event that such matter relates to [ * ], and (b) for all remaining matters, [ * ]; provided that, in each case, no decision by a Party may be in conflict with any of the terms of this Agreement (including by amending or increasing any obligations on a Party or any of its Affiliates or by granting any licenses or other rights to a Party or any of its Affiliates that, in each case, are not specified in this Agreement). Notwithstanding the foregoing, [ * ].
2.1.4.3    Notwithstanding anything herein to the contrary, with respect to any decision to be made by any of the JSC, each Party will exercise its voting right (including a Party’s tie-breaking vote of Section 2.1.4.2) in a manner consistent with its obligations under this Agreement, including [ * ].
2.1.4.4    The JSC will not have the authority to amend or modify this Agreement.
2.1.5    Meetings of the JSC. The JSC will hold meetings at least once every Calendar Quarter during the Term for so long as the JSC exists, unless the Parties mutually agree that there is no need for a JSC meeting in any given Calendar Quarter. The JSC may meet in person or by audio or video conference as the Parties may mutually agree. With respect to in-person meetings, the representatives will meet alternately at a location(s) designated by Eagle and Cephalon. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of any Licensed Compounds and Licensed Products may attend such meetings of the JSC as nonvoting observers; provided that the Party bringing such other representatives informs the other Party in advance and all attendees have executed confidentiality agreements or are subject to confidentiality obligations that are at least as restrictive as the confidentiality obligations set forth in Section 11. The JSC may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within their purview that may arise from time to time, and such ad hoc meetings will satisfy the obligation to meet within such Calendar Quarter unless the Parties have additional business to address in that Calendar Quarter. No action taken at a meeting of the JSC will be effective unless a representative of each Party is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.
2.1.6    Disbanding. The JSC will disband [ * ]. If the JSC is not disbanded pursuant to the preceding sentence, the JSC will be automatically disbanded effective upon the expiration or termination of this Agreement. After the JSC is disbanded, all decisions expressly delegated to the JSC shall be made by a representative of each of the Parties subject to the applicable dispute resolution procedures in Section 16.11.
2.2    Subcommittees. From time to time, the JSC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JSC approves (each, a “Subcommittee”). Each Subcommittee will operate by consensus, and all decisions will be made by unanimous consent. With respect to decisions of a Subcommittee, the representatives of each Party will have collectively one (1) vote on behalf of such Party. If any Subcommittee is unable to reach a decision on any matter after endeavoring for seven (7) days to do so, such matter will be referred to the JSC for resolution in accordance with Section 2.1.4.2. Notwithstanding anything herein to the contrary, with respect to any decision to be made by any of a Subcommittee, each Party will exercise

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

its voting right (including a Party’s tie-breaking vote under Section 2.1.4.2) in a manner consistent with its obligations under this Agreement, including [ * ]. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of any Licensed Compounds or Licensed Products may attend such meetings of a Subcommittee as nonvoting observers; provided that the Party bringing such other representatives informs the other Party in advance and all attendees have executed confidentiality agreements or are subject to confidentiality obligations that are at least as restrictive as the confidentiality obligations set forth in Section 11.
2.3    Alliance Manager. Each Party will appoint one senior representative who possesses a general understanding of clinical, regulatory, manufacturing and marketing issues to act as its respective alliance manager under this Agreement (each, an “Alliance Manager”). Promptly following the Effective Date, each Party will notify the other Party of the name and contact information of its initial Alliance Manager. Either Party may replace its Alliance Manager at any time upon written notice to the other Party. Either Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. The Alliance Managers will meet periodically until approval of the first Licensed Product in the Territory to coordinate their applicable Development activities. Each Alliance Manager will be charged with creating and maintaining a collaborative work environment. The Alliance Managers will be entitled to attend meetings of the JSC, but will not have, or be deemed to have, any rights or responsibilities of a member of the JSC. Each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires such attention.
2.4    Input from other Personnel. Any JSC member will have the right to solicit input or assistance from any functional area of the relevant Party, provided that the request for such input is coordinate through such Party’s respective Alliance Manager.
2.5    Exigent Circumstances. Notwithstanding anything in this Section 2 to the contrary, each of the Parties will have the right to take prompt action within the scope of their rights hereunder where exigent circumstances so require, without the necessity for the JSC’s or a Subcommittee’s review, provided that such action is otherwise consistent with this Agreement. In any such case, such Party will promptly notify the JSC or Subcommittee, as applicable of such action and the exigent circumstances.
2.6    Limited Authority. Notwithstanding anything to the contrary, the JSC will have no authority to govern [ * ].
Section 3.    Development.
3.1    Responsibility. Subject to Section 3.2, and except as expressly set forth in this Agreement, Eagle will, at its cost and expense, be solely responsible for Development of the Licensed Compounds and Licensed Products in the Field in the Territory. Notwithstanding the foregoing, [ * ].
3.2    [ * ].
3.2.1    Eagle will use Commercially Reasonable Efforts to Develop the Licensed Product containing EP-3102 [ * ].
3.2.2    Without limiting the generality of Section 3.2.1, Eagle will use Commercially Reasonable Efforts to perform the following in accordance with GLP and GMP: [ * ].
Section 4.    Regulatory.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.1    Eagle Regulatory Responsibility.
4.1.1    Responsibility. Eagle will, at its cost and expense, own and be solely responsible for filing, obtaining and maintaining all Regulatory Approvals necessary for EP-3102 in the Field in the Territory, and all such Regulatory Approvals will be held in the name of Eagle. Further, subject to Section 4.1.2, Eagle will, at its cost and expense, be responsible for conducting all Clinical Studies necessary for Regulatory Approval or required by a Regulatory Authority as a condition to, or in connection with the grant or maintenance of a Regulatory Approval for the EP-3102 NDA. Notwithstanding the foregoing [ * ]. Eagle may, but shall not be obligated to, [ * ].
4.1.2    Diligence Obligations. Eagle will use Commercially Reasonable Efforts to (a) pursue and obtain Regulatory Approval by the FDA of the EP-3102 NDA with a label for each of the Primary Indications, [ * ], conduct all Clinical Studies necessary for Regulatory Approval or required by a Regulatory Authority as a condition to, or in connection with the grant or maintenance of a Regulatory Approval [ * ]. In addition to, and without limiting or derogating from Eagle’s obligations set forth in the previous sentence, Eagle [ * ]. At each Calendar Quarterly meeting of the JSC, Eagle will present and discuss the status of all of the activities that Eagle has performed or caused to be performed pursuant to this Section 4.1 since the last meeting of the JSC.
4.1.3    Cooperation.
4.1.3.1    Except as expressly permitted pursuant to Section 4.2 and the Pharmacovigilance Agreement entered into by the Parties pursuant thereto, the Manufacturing and Supply Agreement, or Sections 5.4 and 5.5, [ * ].
4.1.3.2    Eagle will (a) consult with Cephalon in advance of sending, and keep Cephalon informed of the receipt and provide copies of, all communications [ * ], and otherwise consult in advance with Cephalon and keep Cephalon apprised of any and all activities related to and the general status of [ * ] (b) promptly provide Cephalon with copies of any written communication from, and a summary of, any oral communication with any Regulatory Authority relating [ * ] (c) allow Cephalon a reasonable opportunity [ * ] to review and comment on [ * ] (d) reasonably consider any recommendations and feedback made by Cephalon pursuant to subsections (a) or (b) or otherwise with respect to interactions with any Regulatory Authority concerning [ * ] provided that [ * ] (e) allow Cephalon to attend any in person meetings with any Regulatory Authority and to listen in on any planned calls with any Regulatory Authority relating to [ * ] and (f) otherwise provide Cephalon with any reasonably requested information or documentation relating to Regulatory Filings relating to [ * ]. Notwithstanding anything to the contrary contained herein, Eagle shall have the right to [ * ].
4.1.3.3    Cephalon (a) will not take any legal or administrative action that could reasonably be expected to materially limit or delay the approval or sale of or reimbursement for EP-3102, (b) will consent to the FDA’s approval of the Licensed Products during Cephalon’s orphan drug exclusivity period under 21 C.F.R. § 316.31(a)(3) and will promptly make all filings to, and engage in all communications with, Regulatory Authorities as necessary to evidence such consent, (c) will not request that Eagle take any action that could reasonably be expected to materially limit or delay Regulatory Approval by the FDA of the EP-3102 NDA and a unique J-Code from CMS for EP-3102, and (d) will not file an action in any court [ * ]
4.2    Clinical Safety Reporting; Pharmacovigilance. Within ninety (90) days after the Effective Date, the Parties shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

with respect to the Licensed Products, and shall include customary terms and conditions governing safety data sharing, adverse events reporting and prescription events monitoring sufficient to permit Eagle, Cephalon, and their respective Affiliates and (sub)licensees to comply with their respective legal obligations, including in accordance with applicable Law inside and outside of the Territory (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will provide for Cephalon’s support of Eagle with respect to such pharmacovigilance matters. Eagle will be solely responsible for establishing and will establish appropriate operating and other procedures reasonably sufficient to report to the appropriate Regulatory Authority(ies) all adverse event reports, safety reports and similar matters in accordance with the Pharmacovigilance Agreement.
4.3    Transfer of Eagle IP.
4.3.1    During the [ * ] period following the Effective Date, Eagle will provide to Cephalon one (1) electronic copy of all documents, data or other information in Eagle’s or its Affiliates possession or Control as of the Effective Date to the extent that such documents, data or other information describe or contain Eagle IP (including any Eagle IP relating to Clinical Studies and any Regulatory Approvals, Regulatory Filings, regulatory documents, or regulatory communications). Eagle will provide and transfer to Cephalon in the same manner all additional Eagle IP that may from time to time become available to or Controlled by Eagle or its Affiliates as provided in Section 4.3.2.
4.3.2    During the period [ * ], Eagle will reasonably cooperate with Cephalon to transfer to Cephalon any additional Eagle IP licensed under Section 7.1, in each case to facilitate the transfer of Commercialization efforts related to the Licensed Compounds and Licensed Products when such updates are reasonably available. Such cooperation will include providing Cephalon with reasonable access by teleconference or in-person at Eagle’s facilities to Eagle personnel involved in the Development of the Licensed Compounds and Licensed Products to provide Cephalon with a reasonable level of technical assistance and consultation in connection with the transfer of Eagle IP.
4.4    Use of Contractors. Eagle and Cephalon will each have the right to use the services of Third Party contractors, including contract research organizations, contract manufacturing organizations and the like, to assist such Party in fulfilling its obligations and exercising its rights under this Agreement; provided that such Third Party is bound by a written agreement that is materially as protective of the other Party and its intellectual property and proprietary rights as the terms of this Agreement, including confidentiality and intellectual property ownership provisions consistent with those set forth herein and; provided, further, that [ * ]. Each Party will consider in good faith the possibility of using the other Party’s resources to perform such activities as an alternative to utilizing the services of a subcontractor.
Section 5.    Commercialization.
5.1    Responsibility. Cephalon will be solely responsible, at its cost and expense, for all Commercialization activities relating to the Licensed Products in the Field in the Territory. For clarity, [ * ], a Rapid AG Product in the Field in the Territory without the prior written approval of Eagle, such approval not to be unreasonably withheld, conditioned or delayed [ * ].
5.2    Diligence.
5.2.1    From and after [ * ], Cephalon (itself or through its Affiliates or sublicensees) will use Commercially Reasonable Efforts to Commercialize EP-3102 in the Field in the United States [ * ]. Without limiting the foregoing, Cephalon (itself or through its Affiliates or

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

sublicensees) will [ * ]. Cephalon will promptly communicate to Eagle the Launch Date. If an Affiliate or sublicensee will be responsible for the Commercialization of EP-3102 as permitted under this Agreement, Cephalon shall ensure that such Affiliate or sublicensee conducts such Commercialization using the same level of effort as is required of Cephalon hereunder and that any employees, agents, consultants or sales representatives of such Affiliate or sublicensee engaged in the conduct of such Commercialization possess a similar degree of skill, quality and expertise as employees, agents, consultants or sales representatives of Cephalon.
5.2.2    Prior to [ * ] Cephalon will [ * ] Cephalon will [ * ].
5.2.3    Without limiting Section 5.2.2, [ * ] Cephalon will [ * ]. For clarity, but without limiting Section 5.2.1, after [ * ], Cephalon shall [ * ]
5.2.4    Notwithstanding the foregoing, unless and until Eagle obtains Regulatory Approval for any Licensed Compound or Licensed Product in the Field in Canada, Cephalon shall have no obligation under this Section 5.2 with respect to such Licensed Compound and Licensed Product in the Field in Canada.
5.2.5    Once per year during the Exclusivity Period, on reasonable written notice to Cephalon, Eagle shall have the right to engage, at its own cost and expense, subject to this Section 5.2.5, a CPA Firm to review and inspect Cephalon’s books and records for the sole purpose of verifying Cephalon’s compliance with its obligations under this Section 5.2. The CPA Firm will be given access to and will be permitted to examine such books and records of Cephalon as it will reasonably request, upon thirty (30) days’ prior written notice having been given by Eagle, during regular business hours, for the sole purpose of verifying Cephalon’s compliance with its obligations under this Section 5.2. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to Cephalon with respect to the information to which the CPA Firm is given access and will not contain in its report or otherwise disclose to Eagle or any Third Party any information labeled by Cephalon as being confidential customer information regarding pricing or other competitively sensitive proprietary information. Eagle and Cephalon will be entitled to receive a full written report from the CPA Firm with respect to its findings and Eagle will provide, without condition or qualification, Cephalon with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Eagle’s receipt of same. Subject to a Party’s rights and obligations elsewhere in this Agreement, Cephalon and Eagle will discuss in good faith any deficiencies identified in such report, and Cephalon will propose, subject to Eagle’s review and comments, a course of action to address such deficiencies. Eagle’s rights under this Section 5.2.5 may not be [ * ].
5.2.6    In addition, upon the written request of Eagle, Cephalon and Eagle will [ * ].
5.3    Reimportation. Eagle will, and will require its Affiliates and licensees to, use Commercially Reasonable Efforts to prevent any Licensed Compound or Licensed Product Manufactured by or on the behalf of Eagle or its Affiliate or licensee for sale outside the Territory from being sold commercially inside the Territory. Cephalon will, and will require its Affiliates and sublicensees to, use Commercially Reasonable Efforts to prevent any Licensed Compound or Licensed Product Manufactured by or on the behalf of Cephalon or its Affiliate or sublicensee for sale in the Territory from being sold commercially outside the Territory.
5.4    Promotional Materials; Packaging. As between the Parties, Cephalon shall be responsible, at its sole expense, for preparing all Promotional Materials and packaging used to support

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

the Commercialization of the Licensed Products in the Territory. Cephalon shall ensure that all its Promotional Materials and packaging are consistent with applicable Law and with the approved Product Labeling for the Licensed Products. As between the Parties, Cephalon shall be responsible for obtaining any approvals from the Regulatory Authorities required for the use of any Promotional Materials and packaging in the Territory and shall submit all applicable Promotional Materials and packaging to such Regulatory Authorities in the Territory as required by applicable Law. Eagle shall provide written notification to FDA that, with respect to EP-3102, Cephalon shall be fully responsible for, as Eagle’s agent, communicating directly with FDA with respect to the Promotional Materials and packaging in accordance with applicable Law. Eagle shall provide similar notifications to applicable Regulatory Authorities in connection with other Regulatory Approvals in the Territory.
5.5    Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with any Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or similar action shall, within [ * ], advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile. Cephalon shall have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of any Licensed Product in the Territory, and the manner in which any such recall shall be conducted. Eagle shall have the sole right to decide, in its discretion, whether to conduct a recall, at its expense, of any Licensed Product outside the Territory, and the manner in which any such recall shall be conducted.
5.6    Recall Expenses. Cephalon shall bear the expenses of any recall of any Licensed Product in the Territory; provided, however, that [ * ]. Eagle shall bear the expenses of any recall of any Licensed Product outside the Territory; provided, however, that [ * ].
Section 6.    Manufacturing; Supply.
6.1    Manufacturing and Supply Agreement. Within [ * ] after the Effective Date, Cephalon and Eagle will enter into a non-exclusive manufacturing and supply agreement (the “Manufacturing and Supply Agreement”) pursuant to which Eagle will, subject to the terms of the Manufacturing and Supply Agreement, Manufacture and supply (or have Manufactured and supplied) to Cephalon all of its active pharmaceutical ingredient (“API”) and/or finished product needs for any Licensed Compound or Licensed Product in the Territory in accordance with Section 6.2 until [ * ]. In addition, Cephalon may (a) elect to Manufacture API and finished product for any Licensed Compound or Licensed Product by itself or through an Affiliate, (sub)licensee or Third Party contract manufacturer, and (b) at its option, validate and maintain one or more second source(s) for Manufacture and supply of the API and/or finished product of any Licensed Compound or Licensed Product, in each case for purposes of Development and Commercialization of the Licensed Compounds and Licensed Products in the Field and for the Territory. Promptly after the Effective Date, the Parties will commence activities to qualify one or more second source(s) for Manufacture and supply of the API and/or finished product of any Licensed Compound or Licensed Product [ * ]. Each Party will use Commercially Reasonable Efforts from and after the Effective Date to establish either Cephalon, its Affiliate, (sub)licensee or a Third Party contract manufacturer as a second source supplier of the Licensed Compounds and Licensed Products in a reasonable timeframe and will cooperate with the other Party with respect thereto.
6.2    Eagle Manufacturing and Supply Agreement. Pursuant to the terms and conditions of the Manufacturing and Supply Agreement, Eagle will Manufacture and supply (or have Manufactured and supplied) API and/or finished product for any Licensed Compound or Licensed Product for and on behalf of Cephalon until [ * ]. The terms and conditions of the Manufacturing and

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Supply Agreement will be [ * ]. The supply price for Licensed Compound or Licensed Product under the Manufacturing and Supply Agreement will be [ * ].
6.3    Existing Supply and Manufacturing Agreements. During the term of the Manufacturing and Supply Agreement, Eagle will (a) manage and be responsible for [ * ] ordering and purchasing all API and/or finished product [ * ] by and on behalf of Cephalon and its Affiliates and sublicensees [ * ]. Promptly after the Effective Date, Eagle and Cephalon will [ * ]. The Parties will coordinate and work together into good faith to maintain a second source of supply for Licensed Compounds and Licensed Products in effect during the Term; provided that [ * ].
Section 7.    Licenses.
7.1    Exclusive License Grants.
7.1.1    Subject to the terms and conditions of this Agreement, Eagle hereby grants to Cephalon a non-transferable (except in accordance with Section 16.2), exclusive (even as to Eagle), royalty-bearing license, with the right to sublicense through multiple tiers, under the Eagle IP, to Develop (solely to the extent [ * ]), Commercialize, use, import, export, offer for sale and sell (and have others do the foregoing) the Licensed Compounds and Licensed Products in the Field in and for the Territory. In addition, subject to the terms and conditions of this Agreement, Eagle hereby grants to Cephalon a non-transferable (except in accordance with Section 16.2) right of reference to any NDAs and other Regulatory Filings Controlled by Eagle or any of its Affiliates as of the Effective Date or during the Term for the limited purpose of exercising the rights expressly granted to Cephalon hereunder.
7.1.2    Subject to the terms and conditions of this Agreement, Eagle hereby grants (a) to Cephalon a non-transferable (except in accordance with Section 16.2), co-exclusive license, with the right to sublicense through multiple tiers, under the Eagle IP to Manufacture and have Manufactured the Licensed Compounds and Licensed Products in the Field in and for the Territory, and (b) to Cephalon a non-transferable (except in accordance with Section 16.2), non-exclusive license, with the right to sublicense through multiple tiers, under the Eagle IP to Manufacture and have Manufactured the Licensed Compounds and Licensed Products outside the Territory for purposes of Development and Commercialization of the Licensed Compounds and Licensed Products in the Field and for the Territory. Notwithstanding anything herein to the contrary, Eagle will have the co-exclusive right to Manufacture the Licensed Compounds and Licensed Products in the Territory solely for the purpose of supporting the research, Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products outside the Territory or to supply Licensed Compounds and Licensed Products to Cephalon and its Affiliates and sublicensees pursuant to the Manufacturing and Supply Agreement.
7.2    Reservation of Rights. Eagle and its Affiliates will retain rights under the Eagle IP as necessary to perform its obligations under this Agreement with respect to (a) Development of, seeking and obtaining Regulatory Approval for, [ * ], the Licensed Compounds and Licensed Products and (b) the Manufacture of Licensed Product under the Manufacture and Supply Agreement [ * ]. The foregoing retained rights will be sublicensable to Third Parties solely for such purposes, provided that Eagle will ensure that each such sublicensee is obligated to assign or exclusively license (with the right to grant fully paid-up, royalty free sublicenses through multiple tiers) to Eagle or its Affiliates all rights, title, and interests in or to any Patent Rights, Know-How or other intellectual property rights created, conceived or made by such sublicensee applicable to Licensed Compounds and Licensed Products in the Territory in the course of exercising its rights under such sublicense, subject to any reasonable, non-commercial retained rights that are reserved for such sublicensee in such sublicense.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

7.3    Sublicensing. Cephalon will have the right to grant sublicenses under its rights in Section 7.1 to its Affiliates or any Third Party without the approval of Eagle. Any such sublicenses will be granted and governed by written agreements and will be subject to the terms and conditions of this Agreement. Cephalon will be and remain responsible for ensuring its sublicensees’ compliance with this Agreement. Cephalon shall provide Eagle with a copy of any agreement entered into with a sublicensee under this Section 7.3; provided that such copy may be redacted except as necessary for Eagle to ensure compliance of such sublicense with the terms of this Agreement.
7.4    Maintenance of In-License Agreements. Eagle (a) will duly perform and observe all of its obligations under each of the In-License Agreements in all material respects and maintain in full force and effect each of the In-License Agreements, including payment of royalties and other amounts to the counterparty of each of the In-License Agreements, and (b) will not, without Cephalon’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) amend, modify, restate, cancel, supplement or waive any provision of any In-License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, in each case in a manner that would materially affect Cephalon’s rights hereunder, and in any event without giving Cephalon at least thirty (30) days prior written notice of any amendment, modification, restatement, cancellation, supplement or waiver of any provision of any In-License Agreement, or (ii) exercise any right to terminate any In-License Agreement. Eagle will provide Cephalon with written notice as promptly as practicable (and in any event within sixty (60) days) after becoming aware of any of the following: (A) any material breach or default by Eagle or any of its Affiliates of any covenant, agreement or other provision of any In-License Agreement, (B) any notice or claim from the counterparty to any In-License Agreement terminating or providing notice of termination of such In-License Agreement, (C) any notice or claim alleging any breach of default under any In-License Agreement, or (D) the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events would reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under or right to terminate any In-License Agreement. If Eagle [ * ], Cephalon will [ * ]. Eagle’s obligations under this Section 7.4 shall continue for [ * ].
7.5    License Limitations. Except as expressly set forth in this Agreement, no licenses or other rights are granted or created hereunder to use any Patent Right, Know-How or other intellectual property rights owned or in-licensed by Eagle or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this Agreement, and no other licenses or other rights is or will be created or granted hereunder by implication, estoppel or otherwise.
Section 8.    Rights of First Negotiation; Exclusivity.
8.1    Territory. For a period of [ * ], Cephalon will have an exclusive right of first negotiation to expand the Territory to include [ * ] (each such country, a “ROFN Country”). During such [ * ] period, Cephalon may notify Eagle in writing in the event Cephalon desires to exercise its right of first negotiation with respect to any ROFN Country(ies) as set forth in this Section 8.1. If Cephalon exercises its right of first negotiation, then [ * ] the Parties will negotiate in good faith the terms of a definitive agreement or an amendment to this Agreement with respect to the Licensed Compounds or Licensed Products in such ROFN Country(ies) for an additional [ * ] period following the receipt of Cephalon’s notification (or such longer period as the Parties may mutually agree).
8.2    Other Products. If Eagle elects to Develop and/or Commercialize any Other Product in the Territory during [ * ], then Eagle will comply with the terms and conditions of this Section 8.2. Cephalon will have an exclusive right of first negotiation to purchase or license, on an exclusive basis, each Other Product in the Territory from Eagle or its Affiliates. Eagle promptly will notify Cephalon

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

in writing (the “Other Product Notice”) upon the earlier of Eagle or any of its Affiliates either (a) [ * ], or (b) [ * ] (the “Other Product Triggering Event”). Together with such Other Product Notice, Eagle will provide to Cephalon all material information in Eagle’s or its Affiliates’ control relating to the Other Product (including all information provided to any Third Parties relating to an Other Product). Cephalon will have [ * ] to deliver a written notice to Eagle of Cephalon’s desire to engage in negotiations for the purchase or license of the Other Product and all intellectual property rights, data, materials and other assets relating thereto (the “Other Product Assets”). If Cephalon does not provide such written notice to Eagle within such [ * ] period, it will be deemed that Cephalon has declined to enter into such negotiations and Eagle shall have no further obligation to Cephalon with respect to, and Cephalon shall have no further rights to, such Other Product. If Cephalon provides written notice to Eagle within [ * ] period indicating Cephalon wishes to engage in such negotiations (the “Cephalon ROFN Notice”), the Parties will negotiate in good faith on an exclusive basis, for [ * ](or such longer period as the Parties may mutually agree) (the “Other Product Negotiation Period”) an agreement for the purchase or exclusive license of the Other Product Assets by Cephalon. In the event that a mutually acceptable agreement for the purchase or license of the applicable Other Product Assets has not been entered into between the Parties prior to the expiration of the Other Product Negotiation Period, Eagle or its Affiliates will be free to negotiate an agreement (if any) with any Third Party for the purchase or license of such Other Product Assets or continue Developing and Commercializing such Other Product itself. In addition, the right of first negotiation under this Section 8.2 will continue to apply to [ * ] or, [ * ]. For clarity, a bona fide agreement with a contractor, contract research organization or contract manufacturer for performing contract services on behalf of Eagle or its Affiliates solely for the research, Development, Manufacture or Commercialization of Other Products on a fee-for-services basis will not be subject to the right of first negotiation under this Section 8.2. However, notwithstanding anything to the contrary herein, any licensing, acquisition, partnering or other collaboration agreement is subject to the right of first negotiation under this Section 8.2.
8.3    Exclusivity.
8.3.1    During the Term, neither Eagle nor any of its Affiliates will directly or indirectly research, Develop, Manufacture or Commercialize, nor collaborate with, enable or otherwise authorize, license, grant or transfer any right to any Third Party to research, Develop, Manufacture or Commercialize, any Alternative Product in the Field anywhere in the Territory, other than as expressly permitted pursuant to the terms of this Agreement or the Settlement Agreement. As of the Effective Date, neither Eagle nor any of its Affiliates owns or otherwise in-licenses any compound or product that qualifies as an Alternative Product hereunder other than the Eagle RTD Product. For purposes of this Section 8.3, “Alternative Product” means [ * ].
8.3.2    Notwithstanding the provisions of Section 8.3.1, if, during the Term, Eagle or any of its Affiliates acquires or otherwise obtains, as the result of an Acquisition Transaction, rights to an Alternative Product, and on the closing date of such Acquisition Transaction, such Alternative Product is being Developed, Manufactured or Commercialized or the Development, Manufacture or Commercialization of such Alternative Product in the Field, would but for [ * ], then Eagle or its Affiliate, as applicable, shall within [ * ] provide written notice to Cephalon that Eagle or such Affiliate has acquired or obtained rights to Develop, Manufacture or Commercialize an Alternative Product as a result of an Acquisition Transaction. Within [ * ] after the receipt of such notice, Cephalon may provide written notice to Eagle or such Affiliate that Cephalon elects to include such Alternative Product as a Licensed Compound and Licensed Product hereunder (in which case the terms of this Agreement shall apply to such Alternative Product mutatis mutandis and such election will be effective retroactively to the date of the closing of such Acquisition Transaction). If Cephalon elects not to include such Alternative Product

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

as a Licensed Compound or Licensed Product hereunder or fails to notify Eagle of its decision within such [ * ] period, Eagle may thereafter (a) Divest its rights to such Alternative Product or (b) cease the Development, Manufacture and Commercialization of such Alternative Product. If Eagle elects to Divest the Alternative Product as described in clause (a) of the preceding sentence, Eagle, and its Affiliates if applicable, will Divest such Alternative Product within [ * ]. If Eagle elect to cease the Development, Manufacture and Commercialization of the Alternative Product under clause (b) above, Eagle, and its Affiliates if applicable, will cease the Development, Manufacture and Commercialization of such Alternative Product as soon as reasonably practicable, giving due consideration to ethical concerns and requirements under applicable Law and any agreements with Third Parties. Eagle and its Affiliates will Segregate the Alternative Product prior to the time of Divestiture pursuant to clause (a) or the cessation of Development, Manufacture and Commercialization pursuant to clause (b) above. For clarity, Eagle may retain a passive income stream interest in a Divested Alternative Product.
8.3.3    Notwithstanding the provisions of Section 8.3.1, if, during the Term, Eagle [ * ]
Section 9.    Payments.
9.1    License Fee. On the terms and subject to the conditions set forth in this Agreement, Cephalon will pay to Eagle an amount in cash equal to US $30,000,000 within [ * ] after the Effective Date.
9.2    Milestone Payments. As additional consideration, subject to the provisions of this Section 9.2, Cephalon will, upon the achievement of the regulatory and sales milestones set forth below (each a “Milestone Event”), pay the following non-refundable and non-creditable (except as provided in Section 7.4) payments (each, a “Milestone Payment” and collectively, the “Milestone Payments”) to Eagle:
9.2.1.1    (a) [ * ], upon the receipt [ * ];
9.2.1.2    (a) [ * ], upon the receipt [ * ]; and
9.2.1.3    [ * ] upon the achievement [ * ].
Each Milestone Payment will become due and payable [ * ] after the occurrence of the corresponding Milestone Event, and will be made by in United States dollars in cash, or by wire transfer to an account designated in writing by Eagle. Each of the Milestone Payments will be payable only once upon the first achievement of the corresponding Milestone Event, regardless of the number of Licensed Products that achieve such Milestone Events or the number of times the Milestone Event is achieved. The maximum aggregate amount payable by Cephalon to Eagle pursuant to this Section 9.2 is $90,000,000.
9.3    Royalties.
9.3.1    Net Sales Royalty. During the Royalty Term, Cephalon will pay to Eagle a royalty of [ * ] of the Net Sales of Licensed Products during each Calendar Quarter (the “Net Sales Royalty”). The percentage in the Net Sales Royalty [ * ]. The Net Sales Royalty calculation will be delivered in writing by Cephalon to Eagle within [ * ] of each applicable Calendar Quarter, and will include the aggregate gross sales of the Licensed Product in the Territory during such Calendar Quarter, the corresponding Net Sales, royalty rate applied, and the amount of the Net Sales Royalty payment payable with respect to such Net Sales (each, a “Net Sales Statement”). Cephalon will pay the Net

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Sales Royalty in United States dollars in cash, or by wire transfer to an account designated in writing by Eagle within [ * ] following the end of each applicable Calendar Quarter.
9.3.2    True-Up; Adjustments.
9.3.2.1    Within [ * ] after the end of each calendar year during the Royalty Term, Cephalon will perform a “true up” reconciliation (and will provide Eagle with a written report of such reconciliation) of the deductions outlined in the definition of “Net Sales.” The reconciliation will be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the Licensed Products, but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party will pay the amount of the difference to the other Party within [ * ] after the date of delivery of such report.
9.3.2.2    Within [ * ] after the expiration of the Royalty Term, Cephalon will perform a “true-up” reconciliation (and will provide Eagle with a written report of such reconciliation) of the items comprising deductions from Net Sales. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party will pay the amount of the difference to the other Party within [ * ] after the date of delivery of such report.
9.3.3    Reductions. Notwithstanding the foregoing:
9.3.3.1    on a country-by-country basis in the Territory, the Net Sales Royalty payable to Eagle for Net Sales of Licensed Product will be reduced [ * ].
9.3.3.2    in the event that either Party identifies any Patent Right or intellectual property right owned or controlled by a Third Party in a particular country or other jurisdiction that, absent a license or agreement with such Third Party, would be infringed by sales of a Licensed Product in the Field in the Territory (“Blocking IP”), it shall so notify the other Party. [ * ];
9.3.3.3    [ * ]; and
9.3.3.4    [ * ].
9.3.4    Net Sales Audit Rights.
9.3.4.1    Eagle will have the right to engage, at its own cost and expense, subject to this Section 9.3, an independent nationally recognized public accounting firm chosen by Eagle and reasonably acceptable to Cephalon (which accounting firm will not be the external auditor of Eagle, will not have been hired or paid on a contingency basis and will have experience auditing generic pharmaceutical companies) (a “CPA Firm”) to conduct an audit of Cephalon for the purposes of confirming Cephalon’s compliance with the Net Sales Royalty provisions of this Agreement.
9.3.4.2    The CPA Firm will be given access to and will be permitted to examine such books and records of Cephalon as it will reasonably request, upon [ * ] prior written notice having been given by Eagle, during regular business hours, for the sole purpose of determining compliance with the Net Sales Royalty provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to Cephalon with respect to the information to which they are given access and will not contain in its report or

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

otherwise disclose to Eagle or any Third Party any information labeled by Cephalon as being confidential customer information regarding pricing or other competitively sensitive proprietary information.
9.3.4.3    Eagle and Cephalon will be entitled to receive a full written report of the CPA Firm with respect to its findings and Eagle will provide, without condition or qualification, Cephalon with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Eagle’s receipt of same. In the event of any dispute between Eagle and Cephalon regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [ * ] after delivery to both Parties of the CPA Firm’s report, each Party will select an internationally recognized independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.
9.3.4.4    Within [ * ] after completion of the CPA Firm’s audit, Cephalon will pay to Eagle any deficiency in the Net Sales Royalty amount determined by the CPA Firm. If the report of the CPA Firm shows that Cephalon overpaid, then Cephalon will be entitled to off-set such overpayment against any Net Sales Royalty then owed to Eagle. If no royalty is then owed to Eagle, then Eagle will remit such overpayment to Cephalon. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which Eagle is entitled and the Net Sales Royalty amount reflected by Cephalon in the Net Sales Statement in Eagle’s favor, then in addition to the payment of the Net Sales Royalty amount, and if such discrepancy exceeds [ * ] of the amount audited, then the fees and expenses of the CPA Firm in performing such audit will be paid by Cephalon.
9.3.4.5    Eagle may exercise its audit rights under this Section 9.3.4 may not [ * ].
9.3.5    Taxes. Where required by Law, Cephalon shall have the right to withhold applicable taxes from any payments to be made by Cephalon to Eagle pursuant to this Agreement. Cephalon shall provide Eagle with receipts from the appropriate taxing authority for all payments of taxes withheld and paid by Cephalon to such authorities on behalf of Eagle. Eagle shall have the right to appeal to the appropriate taxing authority any such withholding and payment of such taxes.
9.3.6    No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, Cephalon will not be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to Eagle under this Agreement.
9.3.7    Change in Accounting Periods. From time to time, either of the Parties may change its accounting and financial reporting practices from Calendar Quarters and Calendar Years to fiscal quarters and fiscal years or vice versa. If a Party notifies the other of a change in its accounting and financial reporting practices from Calendar Quarters and Calendar Years to fiscal quarters and fiscal years or vice versa, then thereafter, beginning with the period specified in the notice, the payment, reporting and other obligations hereunder related to Calendar Quarters and Calendar Years will be deemed satisfied by compliance therewith in accordance with the new reporting periods (fiscal reporting periods or calendar reporting periods, as the case may be) instead of the previously utilized reporting periods. The Parties will cooperate in good faith to minimize any disruption caused by any such change.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Section 10.    Intellectual Property.
10.1    Prosecution and Maintenance.
10.1.1    Responsibility. Cephalon will, [ * ]. Cephalon will [ * ]. Cephalon will [ * ]. Cephalon will [ * ]. Eagle may [ * ]. Eagle will [ * ].
10.1.2    Patent Files. [ * ]Eagle will [ * ]Cephalon will [ * ]
10.1.3    Cooperation. Each Party will reasonably cooperate with the other Party in the prosecution and maintenance of the Eagle Patent Rights. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of such Party and its Affiliates, and for Cephalon and its Affiliates and sublicensees, to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Eagle Patent Rights.
10.2    CREATE Act. The Parties intend for the activities of the Parties hereunder to qualify for the benefits of the Cooperative Research and Technology Enhancement (35 U.S.C. § 103(c), the “CREATE Act”). Accordingly, each Party agrees to use reasonable efforts, to do (and cause its employees to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting the benefits of the CREATE Act.
10.3    Defense and Settlement of Third Party Claims. From and after the Effective Date, if a Third Party asserts that a Patent Right or other right owned by it is infringed by the manufacture, use, sale or importation of any Licensed Compound or Licensed Product in the Field in the Territory, Cephalon will have the sole right to defend against any such assertions at Cephalon’s sole cost. Cephalon will have the sole right to control the defense of any such Third Party claims at Cephalon’s sole cost and expense and to elect to settle such claims (except as set forth below). Eagle will assist Cephalon and cooperate in any such litigation at Cephalon’s request, and Cephalon will reimburse Eagle any reasonable, documented out‑of‑pocket costs incurred in connection therewith. Eagle may join any defense pursuant to this Section 10.3, with its own counsel. Cephalon will not settle or consent to the entry of any judgment in any enforcement action hereunder without Eagle’s prior written consent, not to be unreasonably withheld or delayed. Should Cephalon fail to defend against any such assertion, Eagle will have the right to do so, at Eagle’s sole cost and expense. Cephalon will assist Eagle and cooperate in any such litigation at Eagle’s request, and Eagle will reimburse Cephalon any reasonable, documented out‑of‑pocket costs incurred in connection therewith. Cephalon may join any such defense brought by Eagle pursuant to this Section 10.3, with its own counsel. Eagle will not settle or consent to the entry of any judgment in any enforcement action hereunder without Cephalon’s prior written consent, not to be unreasonably withheld or delayed. Eagle will give Cephalon prompt written notice of any allegation by any Third Party that a Patent Right or other right owned by it is infringed by the manufacture, use, sale or importation of any Licensed Compound or Licensed Product. For the avoidance of doubt, Cephalon will be entitled to set off any amounts due to Cephalon hereunder against payments owing by Cephalon to Eagle. Otherwise, Eagle will pay any amounts due hereunder within [ * ] of invoice.
10.4    Enforcement.
10.4.1    By Cephalon. In the event that (i) Eagle or Cephalon becomes aware of a suspected infringement of any Eagle Patent Right within the scope of the license grants in Section 7.1, (ii) any such Eagle Patent Right is challenged in any action or proceeding (other than any

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

interferences, oppositions, reissue proceedings or reexaminations, which are addressed in Sections 10.1 and 10.1.1) or (iii) Eagle or Cephalon receives a Notice of Paragraph IV Patent certification as described in Section 10.6.3, such Party will notify the other Party promptly, and following such notification, the Parties will confer. Cephalon will have the right, but will not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at Cephalon’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to a compound or product (including a Generic Rapid Product) in the Field in the Territory). Eagle will reasonably assist Cephalon in any action or proceeding being defended or prosecuted if so requested, and will be named in or join such action or proceeding if requested by Cephalon or if Eagle so requests. If Eagle elects to be represented by legal counsel, Cephalon will bear all of Eagle’s related and reasonable legal costs and expenses if Eagle is required to be named in or joined in such action or proceeding or is joined in such action or proceeding at Cephalon’s request. Eagle may participate in any such action or proceeding at its election and expense (other than as provided in the immediately preceding sentence), whether or not Eagle is a named party to any such action or proceeding, and Cephalon will reasonably cooperate with Eagle in such participation (including providing copies of filings and other submissions before their filing or submission for Eagle’s review and comment). No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of any Eagle Patent Right may be entered into by Cephalon without the prior written consent of Eagle.
10.4.2    By Eagle. If Cephalon elects not to settle, defend or bring any action for infringement described in Section 10.4.1 within [ * ] after becoming aware of such suspected infringement or action or proceeding (and in all events at least [ * ]), then Eagle may defend or bring such action, or substitute as a party in an existing action brought by Cephalon, at Eagle’s own expense, in its own name and entirely under its own direction and control, including the right to settle any such action, subject to the following: (a) Cephalon will reasonably assist Eagle in any action or proceeding being defended or prosecuted if so requested, and will join such action or proceeding if requested by Eagle, and (b) Cephalon will have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement. For purposes of this Agreement, “Hatch-Waxman Time Period” means the applicable period of time during which a patent holder or licensee has the right to file an infringement suit to maintain certain rights and privileges upon receipt of Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application or an application under § 505(b)(2) of the United States Food, Drug, and Cosmetic Act (as amended), or any other similar patent certification by a Third Party, or any foreign equivalent thereof.
10.4.3    Withdrawal. If either Party brings an action or proceeding under this Section 10.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it will promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 10.4.
10.4.4    Damages. In the event that either Party exercises the rights conferred in this Section 10.4 and recovers any damages, payments or other sums in such action or proceeding or in settlement thereof, such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith (including attorney’s fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, the controlling Party’s costs will be paid in full first before any of the other Party’s costs. If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be retained by the Party that controlled the action or proceeding under this Section 10.4; provided, however, that (i) if Cephalon is

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

the Party that controlled such action or proceeding, [ * ], and (ii) if Eagle is the Party that controlled such action or proceeding, [ * ].
10.5    Trademarks. Cephalon will solely own all right, title and interest in and to any trademarks adopted for use with the Licensed Products in the Field in the Territory, and will be responsible for the registration, filing, maintenance and enforcement thereof; provided that Eagle shall not select a trademark for use with the Licensed Products that is not specific to and solely used for such Licensed Product in the Field in the Territory. Eagle will not at any time do or authorize to be done any act or thing which is likely to materially impair the rights of Cephalon therein, and will not at any time claim any right of interest in or to such marks or the registrations or applications therefor. Eagle will solely own all right, title and interest in and to any trademarks adopted for use with the Licensed Compounds or Licensed Products outside the Territory (other than pre‑existing trademarks of Cephalon), and will be responsible for the registration, filing, maintenance and enforcement thereof. Cephalon will not at any time do or authorize to be done any act or thing which is likely to materially impair the rights of Eagle therein, and will not at any time claim any right of interest in or to such marks or the registrations or applications therefor. Neither Party shall use the other Party’s trademarks or any confusingly similar trademarks in a manner that might amount to infringement, dilution, unfair competition or passing off of any of such other Party’s trademarks without such other Party’s consent.
10.6    Patent Extensions; Orange Book Listings; Patent Certifications.
10.6.1    Patent Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, [ * ] will have the sole right to determine which issued patent to extend.
10.6.2    Regulatory Exclusivity and Orange Book Listings. With respect to regulatory exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), [ * ] will be responsible for seeking and maintaining all such regulatory exclusivity periods that may be available for the Licensed Products in the Field in the Territory, subject to [ * ] approval, such approval not to be unreasonably withheld or delayed ([ * ]). [ * ] will make all filings necessary to list the appropriate exclusivity periods and Eagle Patent Rights, if any, in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) and all equivalents in any country in the Territory with respect to the Licensed Products in the Field in the Territory, subject to [ * ] approval, such approval not to be unreasonably withheld or delayed.
10.6.3    Notification of Patent Certification. Eagle and Cephalon will each notify and provide the other Party with copies of any notice of a Paragraph IV Patent Certification (including any associated documents) by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) of the United States Federal Food, Drug, and Cosmetic Act (as amended or any replacement thereof), or any other similar patent certification by a Third Party, and any foreign equivalent thereof. Such notification and copies will be provided to the other Party within five (5) days after receipt of such notification and will be sent to the address set forth in Section 16.12.
10.7    Rights Limited to Territory. Notwithstanding anything to the contrary contained herein, Cephalon shall have no rights under this Section 10, with respect to the Licensed Compounds, Licensed Products and Eagle IP outside of the Territory.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Section 11.    Confidentiality.
11.1    Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). For clarity, Confidential Information of a Party will include, without limitation, all information and materials disclosed by such Party or its designee that (a) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information by the recipient. Information disclosed orally will not be required to be identified as such to be considered Confidential Information. The terms of this Agreement and information relating to the Eagle IP, Licensed Compounds and Licensed Products shall be deemed to be the Confidential Information of both Parties. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:
11.1.1    was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;
11.1.2    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
11.1.3    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
11.1.4    was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or
11.1.5    was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
11.2    Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (ii) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Studies under this Agreement; or (iii) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders, or; (b) to the extent such disclosure is to a Government Authority as reasonably necessary in filing or prosecuting patent right, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, obtaining regulatory approval or fulfilling post‑approval regulatory obligations for the Licensed Compounds or Licensed Products, or otherwise required by Law; provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (d) to the extent mutually agreed to by the Parties. Notwithstanding the foregoing, the Parties will agree upon and release a mutual press release to announce the execution of this Agreement in the form attached hereto as Exhibit A for use in responding to inquiries about the Agreement; thereafter, Eagle and Cephalon may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Each Party acknowledges and agrees that the other Party may submit this Agreement to the Securities and Exchange Commission (“SEC”) and if a Party does submit this Agreement to the SEC, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for this Agreement. If a Party is required by Law to make a disclosure of the terms of this Agreement in a filing with or other submission to the SEC, and (i) such Party has provided copies of the disclosure to the other Party as far in advance of such filing or other disclosure as is reasonably practicable under the circumstances, (ii) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (iii) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon, request confidential treatment or approve such disclosure, then such Party will have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to the SEC as set forth in this Section 11.2, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith (A) consider incorporating such comments and (B) use reasonable efforts to incorporate such comments, limit disclosure or obtain confidential treatment to the extent reasonably requested by the other Party. Each Party will have the right to issue additional press releases or to make public disclosures with the prior written agreement of the other Party.
11.3    Prior Agreement. This Agreement supersedes the Confidentiality Agreement. All confidential information exchanged between the Parties under the Confidentiality Agreement will be deemed Confidential Information of the disclosing Party and will be subject to the terms of this Agreement.
11.4    Publications. Except as required by applicable Law or court order, any publication or presentation concerning the activities to be conducted hereunder, including Clinical Studies carried out pursuant to this Agreement will be subject to the oversight, guidelines and approval of the JSC. The JSC will establish promptly after the Effective Date guidelines that require: (a) each Party’s timely review of all such publications or presentations, (b) protection of Confidential Information and coordination with Cephalon or Eagle prior to any disclosure of patentable subject matter, (c) that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties, and (d) that no such publication or presentation be made except to the extent approved by the JSC in advance in writing. Unless otherwise mutually agreed upon by the Parties, (i) the Party desiring to publish or present any publication or presentation concerning the activities to be conducted hereunder (the “Publishing Party”) will transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least [ * ] prior to the submission of the proposed publication or presentation to a Third Party; (ii) the Publishing Party will postpone the publication or presentation for up to an additional [ * ] upon request

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

by the Reviewing Party in order to allow the consideration of appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (iii) upon request of the Reviewing Party, the Publishing Party will remove all Confidential Information of the Reviewing Party (other than that licensed hereunder) from the information intended to be published or presented; and (iv) the Publishing Party will consider all reasonable comments made by the Reviewing Party to the proposed publication or presentation.
11.5    Attorney‑Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney‑client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the receiving Party and the disclosing Party will have the right to assert such protections and privileges.
Section 12.    Representations, Warranties and Covenants.
12.1    Mutual Representations, Warranties and Covenants. Each of the Parties hereby represents, warrants and covenants to the other Party, as a material inducement for such other Party’s entry into this Agreement, as follows:
12.1.1    It is duly organized and validly existing under the laws of its jurisdiction of incorporation, has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;
12.1.2    This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Law affecting creditors’ rights generally from time to time in effect and to general principles of equity. The execution, delivery and performance of this Agreement by such Party do not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor will it violate any Law. The person or persons executing this Agreement on such Party’s behalf has been duly authorized to do so by all requisite corporate action;
12.1.3    To its knowledge, as of the Effective Date, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or shall be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or (except for FDA or other Regulatory Approvals, licenses, clearances and the like necessary for the research, development manufacture, sales or marketing of pharmaceutical products) for the performance by it of its obligations under this Agreement and such other agreements;
12.1.4    Each Party represents and warrants that it has not been debarred or the subject of debarment proceedings by any regulatory authority. Neither Party shall knowingly use in connection with the research, development, manufacture or commercialization to take place pursuant

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

to this Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any regulatory agency;
12.1.5    Each Party covenants to carry out its activities under this Agreement in compliance with all applicable Laws; and
12.1.6    Each Party covenants to not misappropriate the trade secret of a Third Party in connection with the performance of its activities under this Agreement.
12.2    Eagle Representations, Warranties and Covenants. Eagle hereby represents and warrants as of the Effective Date and covenants to Cephalon as a material inducement for Cephalon’s entry into this Agreement and the grant of rights from Eagle to Cephalon hereunder, as follows:
12.2.1    No Conflicting Rights. Eagle has not granted, as of the Effective Date, and during the Term shall not grant, any right to any Third Party under the Eagle IP that conflicts with the rights granted to Cephalon hereunder. Eagle has sufficient legal and/or beneficial title and ownership and/or license under the Eagle IP to fulfill its obligations under this Agreement and to grant the licenses to Cephalon pursuant to this Agreement. As of the Effective Date, none of the Eagle Patent Rights is encumbered and there is no written challenge to its right to use or ownership of such Patent Rights or any adverse claim of ownership thereof.
12.2.2    No Encumbrances. No item of Eagle IP is, as of the Effective Date: (a) in‑licensed by Eagle from a Third Party which license does not provide Eagle the right to grant Cephalon the rights and licenses granted hereunder under such Eagle IP; or (b) subject to any license or other right granted to a Third Party for the Licensed Compounds or Licensed Products in the Field in the Territory. All Eagle Patent Rights existing as of the Effective Date are listed on Schedule 1.22, are exclusively owned by Eagle or exclusively in-licensed by Eagle, and are free and clear of any (i) liens, charges, security interests, and encumbrances or licenses and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to Cephalon hereunder, or would give rise to any Third Party claims for payment against Cephalon or its Affiliates.
12.2.3    Maintenance of Agreements and Patents. Eagle has as of the Effective Date (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements (including In-License Agreements) and filings (including patent filings (other than those for which Cephalon has responsibility hereunder)) necessary to perform its obligations hereunder. Without limiting the foregoing, as of the Effective Date, each of the In-License Agreements is in full force and effect and there is no existing breach by Eagle thereunder or basis for such licensor(s) to exercise any right of termination. As of the Effective Date, neither Eagle nor any of its Affiliates has received any written notice alleging any material breach (and neither Eagle nor any of its Affiliates is currently in material breach, nor will it be in material breach as a result of the delivery and execution of this Agreement) of the In-License Agreements. To Eagle’s knowledge, each of the In-License Agreements are valid and enforceable in accordance with their terms as of the Effective Date, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Law affecting creditors’ rights generally from time to time in effect and to general principles of equity.
12.2.4    Patents. Schedule 1.22 is a complete and accurate list of all Patent Rights owned or in-licensed by Eagle or any of its Affiliates as of the Effective Date that the manufacture, use, sale, offer for sale or importation of any Licensed Compound or Licensed Product (in each case in the form being developed by Eagle as of the Effective Date) would infringe. As of the Effective Date, Eagle has the sole and exclusive right to prosecute, maintain, enforce and defend the Eagle IP in the

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Territory without consent of or payment to any Third Party, including, without limitation, without consent of or payment to any licensor under the In-License Agreements.
12.2.5    Full Force and Effect. As of the Effective Date, the Eagle Patent Rights have been duly applied for and registered in accordance with applicable Law, and have no unsatisfied past maintenance or annuity obligation.
12.2.6    Employee Assignment. As of the Effective Date, Eagle or its Affiliates have secured from all employees, consultants, contractors and other Persons who have contributed to the creation or invention of any of the Eagle IP a written agreement assigning to Eagle or its Affiliates all rights to such creations, inventions, or Eagle IP and such Affiliates have assigned such rights to Eagle, and neither Eagle nor any of its Affiliates has received any written communication challenging Eagle’s ownership or right to use the Eagle IP.
12.2.7    No Adverse Agreement. As of the Effective Date, neither Eagle nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any intellectual property rights pertaining to the Licensed Compounds or Licensed Products, that would conflict with or impair the scope of any rights or licenses granted hereunder. As of the Effective Date, none of Eagle nor any of its Affiliates is a party to any license, sublicense or other agreement pursuant to which Eagle or such Affiliate has received a license or other rights relating to the Licensed Compounds or Licensed Products other than the In-License Agreements.
12.2.8    Absence of Litigation, Infringement, Misappropriation. As of the Effective Date, no Third Party action or proceeding has been commenced or, to Eagle’s knowledge, threatened alleging that the Eagle Patent Rights are invalid or unenforceable or that the research, Development, Commercialization or Manufacture of any Licensed Compound or Licensed Product (in each case in the form being developed by Eagle as of the Effective Date) infringes any Patent Rights, Know-How or other intellectual property rights of such Third Party. Additionally, to Eagle’s knowledge, there is no unauthorized use, infringement or misappropriation of any Eagle IP by any Third Party as of the Effective Date.
12.2.9    No Infringement of Third Party Right. Notwithstanding 35 USC §271(e)(2) or any comparable Laws, to Eagle’s knowledge as of the Effective Date, the research, Development, Commercialization, and Manufacture of each Licensed Compound or Licensed Product (in each case in the form being developed by Eagle as of the Effective Date) does not infringe or misappropriate any Patent Rights, Know-How or other intellectual property rights of any Third Party.
12.2.10    All Material Information Furnished. As of the Effective Date, Eagle has furnished or made available to Cephalon all material information that is in Eagle’s or its Affiliates’ possession concerning the Licensed Compounds, the Licensed Products (in each case in the form being developed by Eagle as of the Effective Date) and the Eagle IP, including relevant to the safety or efficacy of such Licensed Compounds and the Licensed Products, and all material Regulatory Filings and other material correspondence with Regulatory Authorities relating to any such Licensed Compound or Licensed Product, and such information is accurate, complete and true in all material respects.
12.2.11    Conduct of Research and Development. As of the Effective Date, Eagle has conducted Development of Licensed Compounds and Licensed Products in accordance with all applicable Law.

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

12.2.12    Full Disclosure. As of the Effective Date, Eagle has not made any intentional misrepresentation or fraudulent omission to Cephalon in responding to Cephalon’s questions in investigating whether or not Cephalon would enter into this Agreement.
12.3    Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS SECTION 12, EAGLE AND CEPHALON EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE LICENSED COMPOUNDS, LICENSED PRODUCTS, EAGLE IP, THIS AGREEMENT, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
Section 13.    Limitations Of Liability; Insurance.
13.1    Limitations of Liability. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A BREACH OF SECTION 11 OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 14, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. AMOUNTS PAID TO A THIRD PARTY PURSUANT TO A COURT ORDER OR WRITTEN SETTLEMENT AGREEMENT WILL BE CONSIDERED DIRECT DAMAGES.
13.2    CEPHALON SHALL HAVE NO LIABILITY FOR [ * ].
13.3    Insurance. During the term of this Agreement each Party will obtain and maintain, the following minimum required insurance: comprehensive general liability insurance, products liability insurance and clinical trials insurance, each with minimum limits of [ * ] per occurrence and [ * ] annual aggregate. Commercial insurance shall be obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of A-. Cephalon maintains the right to fulfill these obligations through the purchase of insurance, through self-insurance (including direct risk retention), or through a combination of both approaches. With respect to the minimum required insurance, each Party shall cause the other to be included as ‘additional insured’, as required by contract. It is agreed that such ‘additional insured’ status shall be limited to claims for which the ‘additional insured’ Party is entitled to indemnification pursuant to the terms of this Agreement. Each party shall ensure continuity of coverage for claims which may be presented during the [ * ] year period following the expiration or termination of this Agreement. Each Party will furnish to the other Party, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies. Each Party further agrees to provide written notice to the other within [ * ] of becoming aware of any material change which prevents compliance with the foregoing insurance obligations. A Party’s failure to maintain minimum required insurance will be deemed a material breach of this Agreement by such Party.
Section 14.    Indemnity.
14.1    Indemnity. Subject to the remainder of this Section 14, Eagle will defend, indemnify, and hold harmless Cephalon, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Cephalon Indemnitees”), at Eagle’s cost and expense, from and against any

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Cephalon Indemnitees until such time as Eagle has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) paid to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Cephalon Indemnitees by a Third Party to the extent such Losses result from [ * ]. Subject to remainder of this Article, Cephalon will defend, indemnify, and hold harmless Eagle, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Eagle Indemnitees”), at Cephalon’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Eagle Indemnitees until such time as Cephalon has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any Claim brought against any Eagle Indemnitees by a Third Party to the extent such Losses result from [ * ]. The Parties will include in the Manufacturing and Supply Agreement customary indemnification rights and obligations with respect to the Manufacture and supply of Licensed Product and Licensed Compound (including with respect to the [ * ]), which will supersede any conflicting obligations in this Section 14.1.
14.2    Claim for Indemnification. Whenever any Claim or Loss will arise for which an Eagle Indemnitees or an Cephalon Indemnitees (the “Indemnified Party”) may be entitled to indemnification may be sought under this Section 14, the Indemnified Party will promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 14.2 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party will have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and will promptly assume defense thereof at its own expense. The Indemnified Party will not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event will either the Indemnified Party or Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, that would bind or impair the other Party, or that includes any admission that any intellectual property or proprietary right of the other Party or to which the other Party has an exclusive license (or option to obtain or make effective an exclusive license) hereunder is invalid or unenforceable. The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party’s expense and will make available to the Indemnifying Party reasonably requested information under the control of the Indemnified Party, which information will be subject to Section 11.
Section 15.    Term and Termination.
15.1    Term.
15.1.1    Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written agreement of the Parties, will continue in force and effect, on a country-by-country and Product-by-Product basis, until the date of expiration of the Royalty Term (such period, the “Term”).
15.1.2    Effect of Expiration of the Term. Following the expiration of the Term (but not its earlier termination as provided herein), the grants in Sections 7.1.1 and 7.1.2 shall become

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

perpetual, fully-paid, royalty-free and irrevocable on a country-by-country and Licensed Product-by-Licensed Product basis.
15.2    Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach within [ * ] after receipt of the Default Notice, or if such compliance cannot be fully achieved within such [ * ] period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party, or, in the case of Cephalon, may exercise the rights set forth in [ * ].
15.3    Breach of [ * ]. In the event that [ * ], then, in addition to any other remedy Cephalon may have at law or in equity, Cephalon may terminate this Agreement upon written notice to Eagle or may exercise the rights set forth in [ * ].
15.4    Additional Termination Rights by Cephalon.
15.4.1    For Cause. Cephalon may terminate this Agreement effective immediately upon written notice to Eagle in the event that [ * ].
15.4.2    For Convenience. Cephalon may terminate this Agreement in its entirety, for any or no reason, upon [ * ] prior written notice to Eagle.
15.5    Termination by Eagle.
15.5.1    In the event of [ * ], Eagle will have the right to terminate this Agreement upon written notice to Cephalon, such termination to be effective upon Cephalon’s receipt of payment under [ * ].
15.5.2    Eagle shall have the right to terminate this Agreement [ * ] upon written notice to Cephalon if Cephalon or its Affiliates, directly or indirectly: [ * ].
15.6    Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [ * ] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [ * ] of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
15.7    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Eagle are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Cephalon as licensee of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code including, without limitation, Cephalon’s right to retain all licenses granted herein, subject to payments when due

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

to Eagle of all applicable milestone payments and royalties on Licensed Products. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Eagle under the U.S. Bankruptcy Code, Cephalon will be entitled to a complete duplicate of (or complete access to, as appropriate) the Eagle IP and all embodiments of such Eagle IP, and same, if not already in its possession, will be promptly delivered to Cephalon (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless Eagle elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of Eagle upon written request therefor by Cephalon.
15.8    Consequences of Termination.
15.8.1    In the event of a termination of this Agreement in its entirety by Cephalon pursuant to Section [ * ] or by Eagle pursuant to Section [ * ], all rights and licenses granted by Eagle to Cephalon hereunder shall immediately terminate.
15.8.2    In the event of a material breach of this Agreement by Eagle pursuant to [ * ], then, following the expiration of all applicable notice and cure periods, and, if [ * ], at Cephalon’s sole option, either [ * ];
15.8.3    In the event of a material breach of this Agreement by Eagle pursuant to [ * ], then, [ * ]:
15.8.3.1    [ * ]
15.8.3.2    [ * ].
15.8.4    In the event of a termination of this Agreement by Eagle pursuant to [ * ]:
15.8.4.1    All rights and license granted by Eagle to Cephalon hereunder shall immediately terminate; and
15.8.4.2    Eagle shall pay to Cephalon [ * ].
15.8.5    In the event of a termination of this Agreement by Cephalon pursuant to [ * ], then [ * ].
15.8.6    In the event of a termination of this Agreement in its entirety by Cephalon pursuant to [ * ], or by Eagle pursuant to [ * ], then effective upon the Reversion Date:
15.8.6.1    [ * ].
15.8.6.2    [ * ]
15.8.6.3    Inventory. At Eagle’s option [ * ].
15.8.6.4    Transition Assistance. [ * ].
15.8.6.5    [ * ]
15.8.6.6    [ * ]

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

15.8.6.7    [ * ]
15.8.7    In the event of a termination of this Agreement in its entirety by Cephalon pursuant to [ * ], then upon the effective date of termination of this Agreement:
15.8.7.1    Covenant Not to Sue. [ * ].
15.8.7.2    [ * ].
15.8.7.3    [ * ]
15.8.7.4    [ * ].
15.9    Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
15.10    Accrued Rights; Surviving Obligations.
15.10.1    Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, [ * ] of this Agreement shall survive the termination or expiration of this Agreement for any reason.
Section 16.    Miscellaneous.
16.1    Affiliates. Cephalon will have the right to exercise its rights and perform its obligations hereunder through its Affiliates; provided Cephalon will be responsible for such Affiliates’ performance hereunder.
16.2    Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred (whether by operation of Law or otherwise) by Eagle without the prior written consent of Cephalon; provided, however, that, Eagle may assign and otherwise transfer this Agreement and its rights and obligations hereunder [ * ]. Cephalon may assign this Agreement, and its rights and obligations as a whole hereunder without prior written consent to [ * ]. Any assignment not in accordance with this Agreement will be void. Subject to the foregoing, the rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.
16.3    Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.
16.4    Construction. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “shall”. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Unless the context

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any person will be construed to include the person’s permitted successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, will be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement.
16.5    Counterparts. This Agreement may be executed in counter‑parts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. Signature pages of this Agreement may be exchanged by facsimile or other electronic means without affecting the validity thereof.
16.6    Currency. All amounts set forth herein are expressed in U.S. Dollars. In the event that sales are made or fees received in currency other than U.S. Dollars, payments will be calculated based on currency exchange rates that the Party receiving such currency uses for purposes of calculating its financial reports filed with the SEC or similar regulatory agency. In the event either Party is not so reporting during any relevant period, then such conversion will be made on a monthly basis based on the average exchange rate published by Wall Street Journal for such month.
16.7    Entire Agreement. This Agreement and the attached Schedules and Exhibits, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.
16.8    Force Majeure. Neither Party will be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God or other deity, fires, earthquakes, tsunami, strikes and labor disputes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing; and further provided that the affected Party will use its Commercially Reasonable Efforts to avoid or remove such causes of non‑performance and to mitigate the effect of such occurrence, and will continue performance with reasonable dispatch whenever such causes are removed.
16.9    Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
16.10    Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.
16.11    Dispute Resolution.
16.11.1     In the event of any dispute between the Parties under this Agreement, other than with respect to Section 15.4.1, the Parties will first attempt in good faith to

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [ * ], either Party may refer the matter to the Parties’ Senior Executives for attempted resolution, whereupon the Parties’ Senior Executives will meet in person if requested by either such Senior Executive and attempt in good faith to resolve such dispute by negotiation and consultation for a [ * ] period following such referral.
16.11.2    Subject to Sections 2.1.4.2, if the Senior Executives do not resolve such dispute within such [ * ], either Party may at any time thereafter proceed to litigation in accordance with this Section 16.11.2. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York (“State Court”) and the courts of the United States of America located in the State of New York (“Federal Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each Party agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service to such Party’s respective address set forth in Section 16.12 (as such address may be changed by notice delivered pursuant to such section) will be effective service of process for any action, suit or proceeding in the applicable Federal Court or State Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Federal Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, either Party will have the right to seek exigent, injunctive or temporary relief in any court of competent jurisdiction.
16.11.3    In addition, during the pendency of any dispute under this Agreement initiated before the end of any applicable cure period under Section 15.2, [ * ].
16.12    Notices. Any notice required or permitted to be given by this Agreement will be in writing and will be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by first class, registered or certified mail addressed as set forth below unless changed by notice so given:

If to Cephalon:	Cephalon, Inc. 41 Moores Road, Frazer, PA 19355 Attention: Head of Alliance Management
With a copy to:	Teva Pharmaceuticals 425 Privet Road, Horsham, PA 19044 Attention: General Counsel
If to Eagle:	Eagle Pharmaceuticals, Inc. 50 Tice Blvd, Suite 315 Woodcliff Lake, NJ 07677 Attention: Chief Executive Officer
with a copy to:	Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 201910-565 Attn: Kenneth J. Krisko

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Any such notice will be deemed given on the date received. A Party may add, delete, or change the person or address to whom notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 16.12.
16.13    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Eagle and Cephalon as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.
16.14    Set-Off. Either Party will have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).
16.15    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
16.16    Third Party Beneficiaries. Except as expressly provided with respect to Indemnities in Section 14, there are no third party beneficiaries intended hereunder and no Third Party will have any right or obligation hereunder.
16.17    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement will be valid or effective unless in writing and signed by all Parties hereto.
(Signature page follows)

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives.

EAGLE PHARMACEUTICALS, INC.	CEPHALON, INC.

By: /s/ Scott Tarriff	By: /s/ Staci Julie
Scott Tarriff	Title: VP, Global IP
Chief Executive Officer and Director (Principal Executive Officer)

By: /s/ Matthew P. Blischak
Name: Matthew P. Blischak
Title: Assoc. GC, Branded IP Litigation

[Signature Page to Exclusive License Agreement]

Portions herein identified by [ * ] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Schedules

Schedule 1.23        Eagle Patent Rights as of the Effective Date
Schedule 1.26        EP-3102
Schedule 1.37        In-License Agreements as of the Effective Date
Schedule 1.68        Settlement Agreement

Exhibit A        Joint Press Release